The Customer and Global Strategic Synergies Gmbh Services Agreement

1. Current Situation
The current situation is that Aurora Gold Corporation (Customer) requires the services of Global Strategic Synergies Gmbh (Provider) to undertake CFO responsibilities.

2. Validity of Agreement
This contract becomes valid and effective once signed and stays valid until one of the termination conditions in chapter 7, “Termination of agreement” are met.

3. The Services
3.1 The provision of Services.
The Provider will render the services in accordance with this Agreement exercising due care, skill and judgment in an efficient and professional manner and in accordance with accepted professional and business practices.

3.2 Variations to services.
The Customer may at any time request the Provider alter the services or request the Provider carry out any work of a character similar to the services as the Customer considers reasonably necessary, these requests must be in writing. The Provider will seek to comply with any such request, provided the request is reasonably issued and is within the power of the Provider.

3.3 Term of Service.
The Provider will be available from signing date of this agreement, unless otherwise stated.

3.4 Minimum Term
The agreement commences per chapter 3.3 and ends upon agreed terms. The Provider and Customer may not terminate this agreement prior to this date unless Force Majeure circumstances, including personal incapacity, prevent rendering of services under this agreement.

4. Premises
All work is to be performed at the Customer’s address in Zug, Switzerland which is within the offices of Coresco AG. Coresco will allow the Provider to occupy a desk and any other equipment where appropriate at Coresco premises free of charge. The use of Coresco work places and/or resources will not result in or create any obligations for the Provider towards Coresco or any third parties. Work at any other locations has to be mutually agreed prior to undertaking.

5. Payments
5.1 Pricing.
Monthyl rate per professional month shall be determined at CHF 1,000.00 per calendar month plus VAT if applicable starting from 1st October 2011.

5.2 Invoices and Payment.
The Customer will pay the Provider for rendering services. The Customer will make ally payments to the Provider in accordance with the rates set out in chapter 5.1. The Provider must submit monthly invoices to the Customer. The Customer will pay all correctly rendered invoices within 15 days of receipt.

5.3 Payments for variations.
If the Customer requests the Provider in writing to alter or vary the Services, and the Provider has agreed to render those services, the amount payable to the Customer to the Provider for any variation carried out in accordance with such direction, will be as agreed by the parties.

5.4 CAT
VAT will be added to all invoices rendered at the Swiss VAT prevailing rates at the time of invoice issue if applicable.

6. Confidentiality
All information will be kept confidential per a separate confidentiality agreement.

7. Termination of Agreement
This agreement may be mutually terminated without further liabilities. Termination is valid immediately after both parties have agreed to it in written form. After this the rights and liabilities of both parties are void.

Either party may terminate this agreement with immediate effect, in the event that the other party:
Commits any act of gross misconduct or any other breach of its material obligations under this agreement; or
Becomes or is declared bankrupt or insolvent or enters into liquidation or is subject to any proceeding relating to its bankruptcy or insolvency, but without prejudice to any subsisting rights of either party against the other.
Each party is entitled to unilaterally terminate this agreement without indemnity at any time and for any reason, taking into account a reasonable notice period of twenty (20) working days.

8. Expenses
Expenses are included for on-site work at Coresco in Zug, Switzerland.

For any other location of work other than Zug Switzerland, whether corporate or non-corporate sites on behalf of the Customer, all actual costs of traveling and accommodation are covered by Aurora Gold Corporation.

9. Contractual Contacts.

Global Strategic Synergies Gmbh:	Ross Doyle
16 Erlibergstrasse
6314 Unteraegeri
Switzerland

Aurora Gold Corporation:	Lars Pearl
Aurora Gold Corporation
C/ Coresco AG
Level 3 Gotthardstrasse 20
6304 Zug, Switzerland

10. Applicable Law and Place of Jurisdiction.
The here noted general terms and conditions of the agreement are subject to Swiss Law. Place of jurisdiction is Zug, Switzerland.

11. Validity of Offering.
This offer is valid up to and including 15th October 2011.

Global Strategic Synergies Gmbh	Aurora Gold Corporation
/s/ Ross Doyle	/s/ Lars Pearl
Signature of Director	Signature of Authorized Signatory